Exhibit 10.12

Form of

Rhino Long-Term Incentive Plan

Grant of Phantom Units
with DERs

Grantee:

Grant Date:                                                                                 , 2010

1.                                       Grant of Phantom Units with DERs.  Rhino GP LLC (the “Company”) hereby grants to you under the Rhino Long-Term Incentive Plan (the “Plan”)              Phantom Units on the terms and conditions set forth herein and in the Plan. This grant of Phantom Units includes a tandem grant of DERs with respect to each Phantom Unit.  In the event of any conflict between the terms of this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, the terms of the Plan shall control.  Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.                                       Vesting.  Subject to Paragraph 3 below, 1/6th of the Phantom Units granted hereunder shall vest (rounded up to the nearest whole Phantom Unit) on each 6th month anniversary of the Grant Date.

The Company shall establish, with respect to each Phantom Unit, a separate bookkeeping account (a “DER Account”) to which it shall credit (without interest) an amount equal to any cash distributions made by the Partnership with respect to a Common Unit during the period such Phantom Unit remains credited to you.  Upon the vesting of a Phantom Unit, the tandem DER Account with respect to such vested Phantom Unit shall also become vested.  Similarly, upon the forfeiture of a Phantom Unit, the tandem DER Account with respect to such forfeited Phantom Unit shall also be forfeited.

3.                                       Events Occurring Prior to Full Vesting.

(a)                                  Death or Disability.  If, prior to a vesting date, your employment with the Company terminates as a result of your death or a disability that entitled you to benefits under the Company’s long-term disability plan, all Phantom Units then credited to you and all DER Accounts automatically will become fully vested upon such termination.

(b)                                 Termination Without Cause; Termination for Good Reason.  If, prior to a vesting date, your employment with the Company is terminated either by the Company without “Cause” or by you for a “Good Reason,” as those terms are defined in Paragraph 8 below, all Phantom Units scheduled to vest during the 12-

month period following such termination (and all DER Accounts in tandem with those Phantom Units) automatically shall be fully vested on such termination and all remaining Phantom Units (and DER Accounts in tandem with such remaining Phantom Units), if any, automatically shall be forfeited without payment upon such termination.

(c)                                  Other Terminations.  If, prior to a vesting date, your employment with the Company terminates for any reason other than as provided in Paragraphs 3(a) or 3(b) above, all Phantom Units then credited to you and all DER Accounts automatically shall be forfeited without payment upon such termination.

(d)                                 Change of Control.  Upon a Change of Control, all outstanding Phantom Units then credited to you and all DER Accounts automatically shall become fully vested.

For purposes of this Agreement, (i) “employment with the Company and its Affiliates” means being an Employee, Consultant or a Director of any of them and a change of status between being an Employee, Consultant or Director of the Company and/or any Affiliate(s) shall not constitute a “termination of employment with the Company” and (ii) a “termination of employment” must also be a “separation from service,” within the meaning of Section 409A of the Internal Revenue Code.

4.                                       Payments.

(a)                                  Phantom Units.  Subject to Paragraph 5, as soon as reasonably practical and not later than 7 days following the applicable vesting date, the Company shall pay you, with respect to each vested Phantom Unit, one Unit, unless the Committee, in its discretion, elects to pay you an amount of cash equal to the Fair Market Value of a Unit determined on such vesting date.  If more than one Phantom Unit vests at the same time, the Company may pay such vested Phantom Units in any combination of Units and cash as the Company, in its discretion, elects.

(b)                                 DER Accounts.  Subject to Paragraph 5, upon the vesting of a Phantom Unit, the Company shall pay you an amount of cash equal to the amount then credited to the tandem DER Account maintained with respect to such Phantom Unit.

5.                                       Withholding of Taxes.  To the extent that the vesting or payment of a Phantom Unit or a DER Account results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company or Affiliate shall withhold from the amounts of cash and Units, respectively, otherwise payable to you, that amount of cash and Units, as applicable, equal to the Company’s or Affiliate’s tax withholding obligations with respect to such cash and Unit payments.  No payment of a vested Phantom Unit or DER Account shall be made pursuant to this Agreement until the applicable tax withholding requirements with respect to such event have been satisfied in full.

6.                                       Limitations on Transfers.  All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way

(whether by operation of law or otherwise), other than by will or the laws of descent and distribution or a qualified domestic relations order and shall not be subject to execution, attachment, or similar process.  Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.                                       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

8.                                       Entire Agreement.  Except as provided below, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

As used in Paragraph 3, the terms “Cause” and “Good Reason” shall have the following meanings:

(a)                                  if you have a written employment agreement with the Company that defines both of those terms, they shall have their respective meanings set forth in your employment agreement;

(b)                                 if you have a written employment agreement with the Company that does not define both of such terms, the undefined term shall have the meaning set forth below, as applicable:

(i)                                     “Cause” means (A) the failure to perform substantially your duties (other than a failure due to your “disability”) within 10 days after written notice of such failure from the Company, (B) your conviction of, or plea of guilty or no contest to, either a misdemeanor involving moral turpitude or a felony, (C) your engaging in any illegal conduct, gross misconduct, or other material breach of the employment agreement that is materially and demonstratively injurious to the Company or an Affiliate of the Company, or (D) your engaging in any act of dishonesty or fraud involving the Company or an Affiliate of the Company; and

(ii)                                  “Good Reason” means, without your express written consent, (A) the assignment to you of duties inconsistent in any material respect with those of your position, or any other diminution in any material respect in your position, authority, duties or responsibilities, (B) a reduction in your base salary, (C) a reduction in your welfare, qualified retirement plan or paid time off benefits, other than a reduction as a result of a general change in any such plan, (D) any purported termination of your employment under the employment agreement by the Company other than for “Cause” or “disability,” or (E) a sale of substantially all of the assets of the Company to an entity other than an Affiliate, Wexford Capital or any investment fund managed thereby.  You must give written notice to the Committee of the event alleged to constitute Good Reason within six months of its occurrence and the Company shall have 30 days upon receipt of the notice to cure the alleged “Good Reason” event.  If it is timely cured, such event shall not constitute a Good Reason and your employment shall not terminate.  If it is not timely cured, your employment will terminate on the 31st day after the receipt of your notice; and

(c)                                  if you do not have a written employment agreement with the Company,

(i)                                     “Cause” shall have the meaning as used in the Company’s employee handbook and in its standard employment practices and policies (as determined by the Committee); and

(ii)                                  “Good Reason” shall mean a material reduction in your annual rate of base salary or in your duties and authorities, as determined immediately prior to the reduction, neither of which is the result of any job performance deficiency (as determined by the Compensation Committee of the Board in its sole discretion), or a relocation of your principle place of work by more than 50 miles.

9.                                       Modifications.  Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized individual on behalf of the Company.

10.                                 Governing Law.  This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

Rhino GP LLC

By:
Name:
Title:
Dated:

Grantee

[name]
Dated: